PLAN AND AGREEMENT OF DISTRIBUTION PURSUANT TO RULE 12b-1


      PLAN AND AGREEMENT by and between INVESCO Advisor Funds, Inc., a Maryland corporation (formerly known as The EBI Funds, Inc.) (hereinafter called the "Company") and INVESCO Services, Inc., a Georgia corporation ("ISI"), being an amendment and restatement of the Plan and Agreement initially entered into between The EBI Funds, Inc. and ISI as of the 1st day of July, 1993 and amended as of the 1st day of November, 1993, and further amended as of the 19th day of April, 1995, the 16th day of February, 1996 and the 13th day of August, 1996, is hereby further amended this 1st day of January, 1997, for the purpose of further implementing the unanimous decision made by the Board of Directors of the Company, including a majority of the directors who are not interested persons of the Company as defined in the Investment Company Act of 1940, as amended (the "Act"), and who have no direct or indirect financial interest in the operation of this Plan and Agreement (the "Disinterested Directors"), on August 13, 1996 to (i) implement a multi-class arrangement for each of the Funds, (ii) designate shares to which this Plan and Agreement have previously been applicable as Class C shares, and (iii) add provisions applicable to Class A shares to this Plan and Agreement in the manner most beneficial to the Company.

      WHEREAS, the Company engages in business as an open-end management investment company and is registered as such under the Act; and

      WHEREAS, the Company desires to finance the distribution of the shares of each of six of its seven Series (the Equity Portfolio, the Income Portfolio, the Flex Portfolio, the MultiFlex Portfolio, the Real Estate Portfolio, and the International Value Portfolio; collectively, the "Funds") in accordance with this Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and

      WHEREAS, ISI desires to be retained to perform services in accordance with such Plan and Agreement and on said terms and conditions; and

      WHEREAS, this Plan and Agreement has been approved by a vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on this Plan and Agreement;

      NOW, THEREFORE, the Company hereby adopts the Plan set forth herein and the Company and ISI hereby enter into this Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-1 under the Act, and provide and agree as follows:

      1. The Plan is defined as those provisions of this document by which the Company adopts a Plan pursuant to Rule 12b-1 under the Act and authorizes payments as described herein. The Agreement is defined as those provisions of this document by which the Company retains ISI to provide distribution services beyond those required by the general Distribution Agreement between the parties, as are described herein. The Company may retain the Plan notwithstanding termination of the Agreement. Termination of the Plan with respect to one or more Funds or classes will automatically terminate the Agreement with respect to those Funds or classes. Each Fund is hereby authorized to utilize the assets of

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its classes to finance certain  activities in connection with  distribution of shares of the respective classes.

      2. Subject to the supervision of the board of directors, the Company hereby retains ISI to promote the distribution of the shares of each of the classes of the Funds by providing services and engaging in activities beyond those specifically required by the Distribution Agreement between the Company and ISI and to provide related services. The activities and services to be provided by ISI hereunder shall include one or more of the following: (a) the payment of compensation (including trail commissions and incentive compensation) to investment advisers, securities dealers, financial institutions and other organizations which render account maintenance or distribution services or marketing assistance in connection with the distribution of the shares of each of the Funds; (b) the payment of a service, support or similar fee to investment advisers, securities dealers, financial institutions and other organizations which render ongoing account maintenance services in connection with the distribution of the shares of each of the Funds; (c) the printing and distribution of statements of additional information, and prospectuses for the use of potential investors in each Fund; (d) preparing, printing and distributing sales literature; (e) the providing of advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; (f) the costs associated with conducting educational conferences and promotional meetings with representatives of investment advisers, securities dealers, financial institutions and other organizations at which marketing of the Fund is discussed; and (g) such other services and activities as may from time to time be agreed upon by the board of directors of the Company. With respect to paragraphs 2(d), 2(e), and 2(f) above, ISI shall be entitled to use Plan and Agreement payments to offset its overhead expenses which involve the costs of ISI's personnel whose primary responsibilities involve marketing of the Funds.

      3. ISI hereby undertakes to use its best efforts to promote sales of shares of each of the Funds to investors by engaging in those activities specified in paragraph (2) above as may be necessary and as it from time to time believes will best further sales of such shares.

      4a. With respect to its Class A shares, each Fund, except the Income Portfolio, shall pay ISI out of its assets attributable to Class A shares, on a monthly basis, an amount computed at an annual rate of .35 of 1% of the average daily net assets of Class A shares of the Fund during the month, all of which amount must, in the discretion of ISI, either be used by ISI to provide the Fund with the marketing activities and distribution services specified in paragraph
(2) above, or returned to the Fund. The Income Portfolio shall pay ISI out of its assets attributable to Class A shares, on a monthly basis, an amount computed at a rate of .25 of 1% of the average daily net assets of Class A shares of the Fund during the month. Of such amount, up to .25 of 1% of the average annual daily net assets of Class A shares may, in the discretion of ISI, be used by ISI to pay the service, support, or similar fees specified in paragraph 2(b) above. No payments will be made by a Fund after the date of termination of the Plan and Agreement with respect to Class A shares.

      4b. With respect to its Class C shares, each Fund, except the Income Portfolio, shall pay ISI out of its assets attributable to Class C shares, on a monthly basis, an amount computed at an annual rate of .75 of 1% of the average


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daily net assets of Class C shares of the Fund  during  the  month,  all of which amount must, in the discretion of ISI, either be used by ISI to provide the Funds with the marketing activities and distribution services specified in paragraph (2) above, including using such payments to offset advanced commission payments that have been paid to broker-dealers for sale of Class C shares of the Fund, or returned to the Fund. With respect to its Class C shares, the Income Portfolio shall pay ISI out of its assets attributable to Class C shares, on a monthly basis, an amount computed at an annual rate of .35 of 1% of the average daily net assets of the Class C shares of the Fund during the month, all of which amount must, in the discretion of ISI, either be used by ISI to provide the Fund with the marketing activities and distribution services specified in paragraph (2) above, including using such payments to offset advanced commission payments that have been paid to broker-dealers for sale of Class C shares of the Fund, or returned to the Fund. In addition, each Fund shall pay ISI out of its assets, on a monthly basis, an amount computed at an annual rate of .25 of 1% of the average daily net assets of the Fund during the month, all of which amount must, in the discretion of ISI, either be used by ISI to pay the service, support, or similar fee specified in paragraph 2(b) above, or returned to the Fund. No payments will be made by a Fund hereunder after the date of termination of the Plan and Agreement with respect to Class C shares.

      5. To the extent that expenditures made by ISI out of its own resources to finance any activity primarily intended to result in the sale of shares of a Fund, pursuant to this Plan and Agreement or otherwise, may be deemed to constitute the indirect use of Fund assets, such indirect use of Fund assets is hereby authorized in addition to any other payments authorized under this Plan and Agreement.

      6. ISI shall provide to the board of directors of the Company at least quarterly a written report of all moneys spent by it pursuant to the Plan and Agreement with respect to each class, and the activities and services specified in paragraph 2(b) above for which such moneys were spent. Upon request, but no less frequently than annually, ISI shall provide to the board of directors of the Company such information as may reasonably be required for it to review the continuing appropriateness of the Plan and Agreement.

      7. This Plan and Agreement having been approved by a vote of a majority of the outstanding voting securities of each class of the Fund as defined in the Act, shall each become effective as of the date so written above, and shall each continue in effect for a period of one year from the date of such approval unless terminated as provided below. Thereafter, the Plan and Agreement shall continue in effect from year to year with respect to each class, provided that the continuance of each is approved at least annually by a vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated at any time as to any Fund or any class, without penalty, by the vote of a majority of the Disinterested Directors or by the vote of a majority of the outstanding voting securities of the Fund and/or class, as applicable and as required by applicable law, regulation and regulatory policy. ISI, or the Company, by vote of a majority of the Disinterested Directors or of the holders of a majority of the outstanding voting securities of any Fund or class as applicable and as required by applicable law, regulation or regulatory policy, may terminate the Agreement under this Plan as to such Fund or class, without penalty, upon 30 days' written notice to the other party. In the event that neither ISI nor any affiliate of ISI serves the Company as investment adviser, the Agreement with ISI pursuant to this Plan shall terminate at such time. The board of directors may determine to approve a continuance of the Plan, without a continuance of the Agreement, hereunder.

      8. So long as the Plan remains in effect, the selection and nomination of persons to serve as directors of the Company who are not "interested persons" of the Company shall be committed to the discretion of the directors then in office who are not "interested persons" of the Company. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process; provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the directors of the Company then in office who are not "interested persons" of the Company.

      9. This Plan may not be amended to increase materially the amount to be spent by any class hereunder without approval of shareholders of such class. All material amendments to the Plan and to the Agreement must be approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment.

      10. To the extent that this Plan and Agreement constitutes a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act, it shall remain in effect as such, so as to authorize the use by each Fund of the assets of its classes in the amounts and for the purposes set forth herein, notwithstanding the occurrence of an "assignment," as defined by the Act and the rules thereunder. To the extent it constitutes an Agreement with ISI pursuant to a Plan it shall terminate automatically in the event of such "assignment." Upon a termination of the Agreement with ISI with respect to the Funds, a Fund or a class, the Fund(s) may continue to make payments pursuant to the Plan with respect to such Fund(s) or class only upon the approval of a new Agreement with respect to such Fund(s) or class under this Plan and Agreement, which may or may not be with ISI, or the adoption of other arrangements regarding the use of the amounts authorized to be paid by such Fund(s) or class hereunder, by the Company's board of directors in accordance with the procedures set forth in paragraph 7 above.

      11. The Company shall preserve copies of this Plan and Agreement, together with minutes of all board of directors' meetings at which the adoption, amendment or continuance of the Plan were considered (describing the factors considered and the basis for decision), for a period of not less than six years from the date of this Plan and Agreement, or of any such reports or minutes, as the case may be, the first two years in an easily accessible place.

      12. This Plan and Agreement shall be construed in accordance with the laws of the State of Georgia and applicable provisions of the Act. To the extent the applicable law of the State of Georgia, or any provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan and Agreement as amended January 1, 1997.



                                          INVESCO ADVISOR FUNDS, INC.

                                             /s/ Hubert L. Harris
ATTEST:                                   By:---------------------------
/s/ Tony D. Green                            Hubert L. Harris, Jr.
---------------------                                       President
Secretary


                                          INVESCO SERVICES, INC.

                                             /s/ Michael J. Hanley
ATTEST:                                   By:---------------------------
                                                Michael J. Hanley,
 /s/ Tony D. Green                                          President
---------------------
Secretary